                                 Exhibit (a)(1)

                         CENTENNIAL COMMUNICATIONS CORP.

                  OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING
          AN EXERCISE PRICE OF $12.15 PER SHARE OR MORE FOR NEW OPTIONS


       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY
            TIME, ON DECEMBER 19, 2002, UNLESS THE OFFER IS EXTENDED.

Centennial Communications Corp. ("Centennial", "we", "our" and "us") is offering optionees the opportunity to exchange outstanding stock options having an exercise price of $12.15 per share or more (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). All eligible options which are returned by optionees and accepted by Centennial for exchange will be cancelled upon expiration of this offer. We will grant the new options on the later of June 23, 2003 or the first business day which is six months and one day following the date we cancel the options accepted for exchange (such later date, the "Grant Date").

The new options will not be granted until June 23, 2003 at the earliest. You will be at risk during the period between the expiration date of this offering and the date on which your new options will be granted (the "cancellation period"). If, for any reason, you cease to serve as an employee of Centennial or its subsidiaries during the cancellation period, you will not be eligible to have a new option granted to you at the end of the cancellation period.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Election Form and cover letter (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to the conditions described in Section 6 of this Offer to Exchange.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS. The Board of Directors has approved this offer in order to give the holders of eligible options the opportunity to exchange their options for options that may have a lower exercise price. However, there are risks associated with this exchange, as described in this Offer to Exchange. We recognize that the decision to accept this exchange offer is an individual one that should be based on a variety of factors. Given the personal nature of this determination, we have not made any general recommendation. You should consult with your personal advisors if you have questions about your financial or tax situation.

Shares of our common stock are quoted on Nasdaq under the symbol "CYCL". On November 13, 2002, the closing price of our common stock on Nasdaq was $2.48 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Election Form to Nancy Werner in our Human Resources Department, at 732-556-2227 (or by fax at 732-556-2246).

                                    IMPORTANT

In order to accept this offer, you must complete and sign the Election Form and return it to: Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719, Attn: Stock Option Exchange, before 5:00 p.m., New York City Time, on December 19, 2002. We will not make any exceptions with regard to this deadline; we will not process any acceptance received after this offer expires. You do not need to return your stock option grant agreements for your eligible options to effectively elect to accept this offer.

Optionees who are not accepting this offer are requested to advise us that they are declining this offer by so indicating on their Election Form and returning their Election Form to the attention of the Stock Option Exchange at the address set forth in the immediately preceding paragraph.

We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM AND COVER LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                            Page
SUMMARY TERM SHEET                                                           A-4

THE OFFER.

1.    Number of Options; Expiration Date.                                    A-9
2.    Purpose of the Offer.                                                 A-10
3.    Procedures                                                            A-11
4.    Change in Election.                                                   A-12
5.    Acceptance of Options for Exchange and Cancellation and
        Issuance of New Options.                                            A-12
6.    Conditions of the Offer.                                              A-13
7.    Price Range of Common Stock.                                          A-15
8.    Source and Amount of Consideration; Terms of New Options.             A-16
9.    Information About Centennial Communications Corp.                     A-17
10.   Interests of Directors and Officers; Transactions and
        Arrangements About the Options.                                     A-18
11.   Status of Options Acquired by Us in the Offer; Accounting
        Consequences of the Offer.                                          A-18
12.   Legal Matters; Regulatory Approvals.                                  A-18
13.   Material U.S. Federal Income Tax Consequences.                        A-19
14.   Extension of Offer; Termination; Amendment.                           A-20
15.   Fees and Expenses.                                                    A-21
16.   Additional Information.                                               A-21
17.   Certain Risks of Participating in the Offer; Forward Looking
        Statements; Miscellaneous                                           A-23

SCHEDULE A--Information About the Directors and Executive
Officers of Centennial Communications Corp.                                 A-25

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Election Form and cover letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

1.    WHAT IS THE STOCK EXCHANGE PROGRAM?

The stock exchange program is a voluntary program that offers eligible employees the opportunity to make a one-time election to cancel all of their eligible options and exchange them for new options.

2.    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all eligible options (options with an exercise price of $12.15 per share or more) for new options

3.    WHY ARE WE MAKING THIS OFFER?

We designed our stock option program to be a valuable long-term incentive to you and to reward you for your contributions to our business success. However, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. By making this offer, we intend to provide you with the benefit of owning options that over time may have a greater potential to increase in value. We hope this will create an incentive for you to remain with us and contribute to our attainment of our business and financial objectives and the creation of value for our stockholders.

4.    ARE THERE CONDITIONS TO THIS OFFER?

This offer is subject to the conditions described in Section 6. However, this offer is not conditioned on a minimum number of option holders accepting this offer or a minimum number of options being exchanged.

5.    WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

You must be an eligible employee to participate in this offer. Eligible employees are employees of Centennial and its subsidiaries that:

      - are employed by us or our subsidiaries on the date this offer commences,

      -     hold eligible options; and

      - remain a regular, full-time employee of ours or one of our subsidiaries through the Grant Date.


6.    WHAT IF I LEAVE OR AM TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER

If you are not employed by us or one of our subsidiaries on the date on which the offer expires, you will not be an eligible employee and, as a result, you will not be eligible to participate in this offer. Thus, if prior to the expiration date of this offer, you elect to participate in this offer and subsequently your employment with us terminates, your tender will automatically be withdrawn. In such event, you may exercise your options in accordance with the terms of our 1999 Stock Option and Restricted Stock Purchase Plan and your stock option agreement.

IF YOU ARE EMPLOYED ON AN "AT-WILL" BASIS, THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT, AND, THEREFORE, YOUR EMPLOYMENT MAY BE TERMINATED BY US OR YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OF THE NEW OPTIONS, FOR ANY REASON, WITH OR WITHOUT CAUSE.

7. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

Yes. To receive a grant of new options, you must remain a regular, full-time employee of Centennial or one of our subsidiaries through the Grant Date, which we expect to occur on June 23, 2003. You can not participate in the exchange if you are a non-employee director of the Company.

8. WHAT IF I AM NOT AN EMPLOYEE OF CENTENNIAL OR ITS SUBSIDIARIES WHEN THE NEW OPTIONS ARE GRANTED AND BEGIN TO VEST?

If you do not remain an employee of Centennial or one of our subsidiaries from the date you tender your options through the Grant Date, you will not be eligible to receive new options and you will not receive any other consideration. This rule applies regardless of the reason for your termination of employment and whether a result of voluntary resignation, involuntary termination, death, disability or otherwise.

9. WHAT IF I TENDER MY OPTIONS BUT DIE AFTER THE EXPIRATION DATE AND PRIOR TO THE GRANT DATE?

Once your options are cancelled, should you die prior to the Grant Date of the new options, neither you nor your estate or heirs will receive any new options or any other payment or consideration in exchange for your cancelled options.

10.   WHAT HAPPENS IF I DO NOT ACCEPT THE OFFER?

You do not have to participate in the Offer to Exchange. It is completely voluntary. If you choose not to tender your eligible options for exchange, your eligible options will remain outstanding and retain their current exercise prices and other current terms.

11.   HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I
      RETURN?

You will receive one new option for each two eligible options that you return, rounded up to the nearest whole number and adjusted for any stock splits, stock dividends and similar events. For example, if you cancel options covering 1,000 or 999 shares of Common Stock, you will be entitled to receive options covering 500 shares of Common Stock on the Grant Date.

12. HOW CAN I FIND OUT THE DETAILS OF MY ELIGIBLE OPTIONS AND OTHER OPTIONS I MAY OWN?

Along with this offer, you will receive a personal stock option statement detailing your outstanding options that are eligible options as well as options that are not eligible options because they have a per share exercise price below $12.15.

13.   WHY DON'T WE SIMPLY REPRICE THE ELIGIBLE OPTIONS?

"Repricing" eligible options could result in adverse financial reporting requirements to us.

14.   MAY I TENDER OPTIONS I HAVE ALREADY EXERCISED?

No. The offer only pertains to unexercised, outstanding options and does not in any way apply to shares purchased, whether upon exercise of options or otherwise. It does not apply to shares purchased through our Employee Stock Purchase Plan.

15.   WHEN WILL I RECEIVE MY NEW OPTIONS?

The new options will be issued on the Grant Date. The Grant Date will be the later of June 23, 2003 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. If we cancel the tendered eligible options on December 19, 2002, which is the scheduled date for the cancellation of options, the Grant Date will be June 23, 2003. We expect to distribute the new option agreements promptly after the close of business on the Grant Date. (Section 5)

16.   WHY WILL I HAVE TO WAIT TO RECEIVE MY NEW OPTIONS?

If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we could trigger adverse financial reporting requirements for us. By deferring the grant of the new options for at least six months and one day, we believe we will avoid these adverse requirements.

17.   WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

Each new option will have an exercise price equal to the average of the high and low price of our common stock on Nasdaq on the Grant Date. We will tell you what the exercise price for the new options is shortly after the Grant Date.

HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

18.   WHEN WILL THE NEW OPTIONS VEST?

The new options granted under this program will vest in equal annual installments on the first, second and third anniversaries of the Grant Date. Thus, if the new options are granted on June 23, 2003, they will be fully vested on June 23, 2006.

19.   WHEN WILL THE NEW OPTIONS EXPIRE?

The new options will expire ten years after the Grant Date (in the absence of an earlier termination).

20. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

Yes; to the extent your eligible options would have vested before the three year anniversary of the Grant Date, you will lose the benefits of any vesting under options you tender in this offer. The new options you receive will not be vested, even if the options you exchange are fully or partially vested.

21. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

If you elect to participate in this program, you must tender all of your eligible options. Partial tenders are not acceptable. You may not pick and choose specific eligible options to tender.

22. IF I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS, WHAT HAPPENS TO MY OTHER STOCK OPTIONS?

Nothing. This stock exchange program does not affect any other stock options or common stock you may own.

23.   WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THIS OFFER?

If you accept this offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We believe that the exchange will be treated as a non-taxable exchange and the grant of options is not recognized as taxable income. This treatment is the same for our employees based in Puerto Rico. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting this offer. If you are an optionee based outside of the United States, we recommend that you consult with your own tax and other advisors to determine the tax and other consequences of this transaction under the laws of the country in which you live and work. (Section 13)

24.   WILL MY NEW OPTIONS BE NON-QUALIFIED STOCK OPTIONS OR INCENTIVE
      STOCK OPTIONS?

New options that replace non-qualified stock options will be non-qualified stock options. Likewise, new options that replace "incentive stock options" (as such term is defined under the Internal Revenue Code) will be incentive stock options to the extent permitted under the Internal Revenue Code.

25. WHEN DOES THIS OFFER EXPIRE? CAN THIS OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

This offer expires on the Expiration Date, which is scheduled to be on December 19, 2002 at 5:00 pm New York City time. If we extend this offer, it may be necessary for us to defer the Grant Dates and corresponding vesting dates of the new options by the length of the time that we extend the offering period. You should not expect that we will extend the offering period. Although we do not currently intend to do so, we may, in our discretion, extend this Offer at any time. If we extend this Offer, we will publicly announce the extension no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced Expiration Date. (Section 14)

26.   WHAT DO I NEED TO DO?

If you decide to accept our offer, you need to make your election, sign the attached Election Form, and deliver your Election Form to Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719 (facsimile: (732) 556-2246), Attention: Stock Option Exchange, before 5:00 p.m., New York City Time, on December 19, 2002. If you have questions about delivery, you may contact Nancy Werner in the Human Resources Department in New Jersey at (732) 556-2227. You should review the Offer to Exchange and the accompanying Election Form and cover letter and all of their attachments before making your election. We will only accept a paper or facsimile copy of your Election Form. Delivery by email WILL NOT be accepted.

If you intend to reject our offer, we would appreciate your indicating your rejection on the Election Form and delivering your Election Form to Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719

(facsimile: (732) 556-2246), Attention: Stock Option Exchange, before 5:00 p.m., New York City Time, on December 19, 2002.

If we extend this offer beyond December 19, 2002, then you must complete, sign and deliver the Election Form before the extended expiration of our offer. We may reject any acceptance to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend this offer, we currently expect to accept all properly exchanged options promptly after this offer expires. If you do not complete, sign and deliver the Election Form before our offer expires, it will have the same effect as if you rejected this offer.

27.   DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

You may change your previous election at any time before 5:00 p.m. New York City Time, on December 19, 2002. If we extend this offer beyond that time, you may change your previous election at any time until the extended expiration of our offer. To change your election, you must deliver a Notice of Withdrawal to the attention of the Stock Option Exchange before this offer expires. (Section 4)

28.   WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THIS OFFER?

Although our Board has approved this offer, neither we nor our Board of Directors are making any recommendation as to whether you should tender or refrain from tendering your eligible options. We recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Under certain circumstances, you could fare worse financially by accepting our offer than if you decide not to accept our offer.

29.   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THIS OFFER?

For additional information or processing assistance, you should contact Nancy Werner in the Human Resources Department in New Jersey in accordance with the instructions that we have set forth above. However, we will not be permitted to advise you as to your decision to participate or not.

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options granted under the 1999 Stock Option and Restricted Stock Purchase Plan (the "Plan") that have an exercise price of $12.15 per share or more. We estimate that as of the date of this offer, options covering 3,509,600 shares of our common stock are eligible for exchange.

You may only return options having an exercise price of $12.15 per share or more that were granted under the Plan. We will not accept partial tenders of options. Thus, you may either return all of your eligible options or none of your eligible options.

Our offer is subject to the terms and conditions described in this Offer to Exchange and the accompanying Election Form and cover letter. We will only accept options that are properly returned and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before our offer expires on the "Expiration Date" as defined below.

Each new option will be exercisable for a number of shares equal to one half of the number of shares covered by the eligible option that you return, rounded up to the nearest whole number and adjusted for any stock splits, stock dividends and similar events. For example, if you cancel 1,000 or 999 options, you will receive 500 options on the Grant Date. The exact number of option shares that you own presently is set forth in an attachment to the enclosed Election Form. All new options will be issued under the same Plan that covered the cancelled options and a new option agreement between you and us.

IF YOU ARE NOT A REGULAR, FULL-TIME EMPLOYEE OF CENTENNIAL OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE OF CENTENNIAL OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

The term "Expiration Date" means 5:00 p.m., New York City Time, on December 19, 2002, unless and until we, in our discretion, extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date on which this offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend this offer.

If we decide to take any of the following actions, we will publish a notice:

      - we increase or decrease what we will give you in exchange for your options; or

      - we increase or decrease the number of options eligible to be exchanged in this offer.

If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date the notice is published. A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

2.   PURPOSE OF THE OFFER.

We issued the options under the Plan to provide our employees an opportunity to acquire or increase their ownership interest in Centennial. We also issued the options because we recognize that stock options play an important role in helping us attract, retain and motivate our employees by providing incentives to encourage them to devote their maximum efforts to Centennial's success. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the average of the high and low price of our common stock on the Grant Date, we intend to provide our optionees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for our optionees and thereby maximize stockholder value. We will not penalize optionees in any respect if they decide not to accept this offer. Thus, by way of example, employees who decline to participate will remain eligible to receive future option grants notwithstanding the fact that they opted not to participate in our offer.

We are reserving the right, in the event of a merger or similar transaction, or in the event of a sale of a business unit or a corporate restructuring, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interests of the Company and its stockholders. This could include steps which would preclude current optionees from being eligible to receive new options on the Grant Date. If we were to take such steps in connection with such a transaction, optionees who have tendered options for cancellation pursuant to this offer might not receive options to purchase securities of the successor to our business or any other consideration for their tendered options. However, if we are merged into, or acquired by, another entity before the new options are granted, we intend to use our reasonable best efforts to require the surviving corporation to assume our obligation to grant new options. The type of security and the number of shares subject to each new option would be determined by the acquisition agreement between us and the acquirer based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquirer's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquirer's common stock than the number of shares you would receive if you had not participated in the offer. WHILE WE WILL SEEK TO MAKE PROVISION FOR TENDERING OPTION HOLDERS IN ANY CHANGE-IN-CONTROL TRANSACTION, WE CANNOT GUARANTEE WHAT, IF ANY, PROVISION WOULD BE MADE. AS A RESULT, WE CANNOT GUARANTEE THAT ANY NEW OPTIONS WOULD BE GRANTED IN THE EVENT OF A CHANGE-IN-CONTROL TRANSACTION.

WE CONTINUOUSLY EVALUATE STRATEGIC ALTERNATIVES, WHICH MAY INCLUDE THE PURCHASE AND/OR SALE OF ASSETS AND/OR OPPORTUNITIES TO RAISE ADDITIONAL CAPITAL. Subject to the foregoing and except as otherwise described or referred to in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

            - an extraordinary corporate transaction, such as a merger or reorganization, involving the sale of Centennial or any of our material subsidiaries;

            -     any sale of a material amount of our assets;

            - any material change in our present dividend policy, or our indebtedness or capitalization;

            - any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

            - any other material change in our corporate structure or business;

            - our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

            - our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

            -     the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

            - the acquisition by any person of any of our securities, other than in connection with our employee benefit plans or upon the conversion of outstanding convertible securities; or

            - any material change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.


For information regarding developments affecting the continued listing of our common stock on the Nasdaq National Market System, see "Item 7 - Price Range of Common Stock".

Neither we nor our Board of Directors are making any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. We recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Under certain circumstances, you could fare worse financially by accepting this offer than if you decide not to accept this offer. If you accept this offer, we will not grant any options to you prior to the Grant Date, even if you otherwise would have received grants in the interim.

3.   PROCEDURES.

MAKING YOUR ELECTION. To make an election to accept this offer, you must properly complete, duly execute and deliver the Election Form before 5:00 P.M. New York City Time on the Expiration Date to:

                         Centennial Communications Corp.
                                 3349 Route 138
                             Wall, New Jersey 07719
                               Fax: (732) 556-2246
                        Attention: Stock Option Exchange

We will only accept a paper or Fax copy of your Election Form. Delivery by email will not be accepted. We cannot accept Election Forms received after the Expiration Date unless we extend our offer. You do not need to return your stock option letter agreements for your eligible options in order to effectively elect to accept this offer. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. If you intend to reject this offer, we would appreciate your specifying such rejection in the Election Form and returning the Election Form on or prior to the Expiration Date to the address set forth above.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and as to the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notices of Withdrawal. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms and Notices of Withdrawal to the extent that we determine that they were not properly executed or delivered or to the extent that we determine that it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned eligible options that are not validly withdrawn. We may waive any of the conditions of this offer or any defect or irregularity in any Election Form or Notice of Withdrawal with respect to any particular options or any particular option holder. No options will be properly submitted until all defects or irregularities have been cured by the option holder returning the options or have been waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities involved in the submission of any options or Notices of Withdrawal, and no one will be liable for failing to give notice of any defects or irregularities.

OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange eligible options according to the procedures described above, you will accept the terms and conditions of this offer. Our acceptance of eligible options that are properly submitted will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly submitted eligible options that have not been validly withdrawn.

4.    CHANGE IN ELECTION.

You may only withdraw your election by following the procedures described in this Section 4. You may withdraw your election at any time before 5:00 p.m., New York City Time, on December 19, 2002. If we extend our offer beyond that time, you may withdraw your election at any time until the extended expiration of our offer. If you elect to accept this offer and exchange your options and you later want to withdraw your election, you must submit a change of election to the attention of the Stock Option Exchange in the form of a Notice of Withdrawal in which you advise us of the withdrawal. We will only accept a paper or facsimile copy of your Notice of Withdrawal. Delivery by e-mail will not be accepted.

You must either exchange all or none of your eligible options. We will not accept a modified Election Form in which you seek to exchange a portion of your eligible options. To withdraw your election, you must deliver a Notice of Withdrawal to the attention of the Stock Option Exchange at our Wall, New Jersey headquarters before this offer expires. The Notice of Withdrawal must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject this offer. The last Election Form or Notice of Withdrawal submitted by you and received by us prior to the Expiration Date will be treated by us as your final election with respect to the offer.

Neither we nor any other person are obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determinations with respect to these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

On the terms and subject to the conditions of this offer and as promptly as practicable following the Expiration Date, we will timely accept the eligible options for exchange, and cancel all options properly returned and not validly withdrawn before the Expiration Date. Promptly after the close of business on the Grant Date, you will receive your new option agreement. If we cancel the options accepted for exchange on December 19, 2002, you will be granted new options on June 23, 2003. If the offer is extended, the date options are cancelled will be delayed, and thus, the Grant Date of the new options will also be delayed.

Your new options will entitle you to purchase one half of the shares covered by the options that you return, rounded up to the nearest whole number and adjusted for any stock splits, stock dividends and similar events. The attachment to your Election Form shows all of the option shares that you now own. The options listed on that attachment may include options which are not eligible to be cancelled.

We will give you oral, written or email notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the Expiration Date. After we accept returned options for exchange, we will send each option holder who accepted this offer a letter confirming the new options that will be granted to the option holder if the option holder continues to be an employee of Centennial or its subsidiaries on the new Grant Date.

IF YOU ARE NOT AN EMPLOYEE OF CENTENNIAL OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE OF CENTENNIAL OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

6.    CONDITIONS OF THE OFFER.

Notwithstanding any other provision of this offer, we will not be required to accept any options selected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options selected for exchange, in each case, subject to certain limitations, if, at any time on or after November 18, 2002 and prior to 5:00 p.m., New York City time, on December 19, 2002, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of options elected for exchange:

            (a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the options selected for exchange pursuant to this offer, the issuance of new options, or otherwise relates in any manner to this offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Centennial or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us;

            (b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options selected for exchange illegal or otherwise restrict or prohibit consummation of this offer or otherwise relates in any manner to this offer;

                  (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options selected for exchange;

                  (iii) materially impair the contemplated benefits of this
            offer to us; or

                  (iv) materially and adversely affect the business, condition
            (financial or other), income, operations or prospects of Centennial or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us;

            (c) there has occurred:

                  (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                  (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                  (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                  (iv) any limitation, whether or not mandatory, by any
            governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                  (v) any significant decrease in the market price of the shares of our common stock;

                  (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Centennial or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

                  (vii) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

                  (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period prior to the close of business on December 19, 2002;

            (d) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this offer;

            (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                  (i) any person, entity or "group," within the meaning of
            Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 18, 2002;

                  (ii) any such person, entity or group that has filed a
            Schedule 13D or Schedule 13G with the SEC on or before November 18, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                  (iii) any person, entity or group shall have filed a
            Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

            (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Centennial or our subsidiaries that, in our reasonable judgment, is or may be material to Centennial or our subsidiaries.

      The conditions to this offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.    PRICE RANGE OF COMMON STOCK.

Our common stock is quoted on Nasdaq under the symbol "CYCL." The following table shows, for the fiscal quarters indicated, the high and low closing prices per share of our common stock as reported on Nasdaq.

              QUARTER ENDED                       HIGH       LOW
              -------------                       ----       ---

FISCAL YEAR 2001:
First Quarter                                  $   18.25  $   13.63
Second Quarter                                     22.00      15.38
Third Quarter                                      20.50      15.75
Fourth Quarter                                     19.06       8.06

FISCAL YEAR 2002:
First Quarter                                      16.36      11.01
Second Quarter                                     11.70       7.20
Third Quarter                                      10.71       4.03
Fourth Quarter                                      5.37       2.75

FISCAL YEAR 2003:
First Quarter                                       3.68       1.80
Second Quarter (through November 13, 2002)          3.35       2.14

On November 13, 2002, the closing price of our common stock, as reported on Nasdaq, was $2.48 per share.

At present, our common stock is quoted on the National Market System. On July 29, 2002, we received a letter from Nasdaq advising us that for thirty consecutive trading days our common stock had traded below the minimum $3.00 per share bid price requirement for continued listing on the Nasdaq National Market under Nasdaq Marketplace rule 4450(b)(4). We had until October 28, 2002 to regain compliance with the $3.00 bid price requirement which could have been accomplished if the bid price of our common stock closed at $3.00 per share or more for 10 consecutive trading days. We did not satisfy this requirement and on October 31, 2002, we received a letter from Nasdaq stating that our common stock would be delisted from the Nasdaq National Market at the opening of business on November 8, 2002. In response to such letter, we have appealed Nasdaq's determination and requested a hearing before the Nasdaq Listing Qualifications Panel, which hearing is scheduled for December 12, 2002. Pending the panel's determination, our common stock will continue to trade on the Nasdaq National Market. If our appeal is unsuccessful, we intend to apply to transfer the listing of our common stock to the Nasdaq SmallCap Market which has a $1.00 bid price requirement.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

CONSIDERATION. Each new option will be exercisable for a number of shares equal to one half of the shares covered by the eligible options that you return, rounded up to the nearest whole number and adjusted for any stock splits, stock dividends and similar events. For example, if you cancel options covering 1,000 or 999 shares of common stock, you will be entitled to receive options covering 500 shares of common stock on the Grant Date. The exact number of option shares that you presently own under all of your options is set forth in the attachment to the enclosed Election Form. You must either cancel all or none of your eligible options. We are not accepting partial tenders of eligible options.

If we receive and accept the return of all outstanding eligible options, we will grant new options to purchase a total of approximately 1,754,800 shares of our common stock. As of November 13, 2002, we had 95,696,036 shares of common stock outstanding. The common stock issuable upon exercise of the new options will equal approximately 1.8% of the total shares of our common stock outstanding as of such date.

TERMS OF NEW OPTIONS. Each new option will be issued under the same Plan as the option for which it has been exchanged and a new option agreement will be executed between each option holder who accepts this offer and Centennial. Except for the exercise price (the average of the high and low price of our common stock on Nasdaq on the Grant Date), vesting schedule (new options will vest in three equal annual installments, on the first, second and third anniversaries of the Grant Date), date of expiration (options will expire 10 years after Grant Date) and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options. The terms and conditions of the new options will be substantially similar to one another. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

DESCRIPTION OF THE PLAN. The following description of the Plan is a summary and is not complete. Complete information about the Plan is included in the Plan summary previously circulated to you. Please contact Nancy Werner in our Human Resources Department in Wall, New Jersey at (732) 556-2227 to request a copy of the Plan. A copy will be provided promptly and at our expense.

      Shares and Options Subject to Plan. The Plan provides for the grant of options or awards to purchase an aggregate 12,000,000 shares of common stock (subject to adjustment), either in the form of incentive stock options ("ISOs") intended to meet the requirements of Section 422 of the Internal Revenue Code or non-qualified stock options or restricted stock purchase awards. The Plan includes provisions for adjustment of the number of shares of common stock available for grant or award thereunder and in the number of shares of common stock underlying outstanding options in the event of any stock splits, stock dividends or other relevant changes in the capitalization of the Company.

      Eligibility. Under the Plan, employees, including officers, are eligible to receive grants of either ISOs structured to qualify under Section 422 of the Code, or non-qualified stock options and restricted stock purchase awards, both of which are not intended to meet the requirements of Code Section 422. Consultants and non-employee directors are eligible to be granted only nonqualified options and awards.

      Administration. Administration of the Plan has been delegated to the compensation committee of the Board of Directors, consisting entirely of "Non-Employee Directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act, and "outside directors" within the meaning of Treasury regulation
Section 1.162-27(e)(3) of the Code. The Compensation Committee, within the parameters of the Plan, has authority to determine to whom options or awards are granted, the number of options or awards granted, and the terms of such options and awards. All questions of interpretation or application of the Plan are determined by the Compensation Committee, whose decisions are final and binding upon all participants.

      Terms of Options and Awards. Each option or award granted will be evidenced by a stock option or restricted stock purchase agreement. The Compensation Committee will fix the term and vesting provisions of all options granted pursuant to the Plan, provided, however, that the term of any option granted may not exceed ten years from the date on which the option is granted.

      The exercise price of ISOs may not be less than 100% of the fair market value of the shares of common stock, as determined by the Board of Directors or the Compensation Committee, as the case may be, on the date the option is granted. The exercise price of non-qualified stock options may be equal to, less than or more than the fair market value of the shares of common stock on the date the option is granted. In addition, the aggregate fair market value (determined as of the date an ISO is granted) of the shares of stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. In addition, no ISO shall be granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company.

      Restricted stock purchase awards granted under the Plan will be in such amounts and at such times as determined by the Compensation Committee. The purchase price, as well as the vesting provisions, of such awards shall be determined by the Compensation Committee and the purchase price may be equal to, less than or more than the fair market value of the shares of common stock to be awarded.

      Term of the Plan. The Plan is effective as of January 7, 1999 and will continue in effect until January 7, 2009 unless terminated prior to such date by the Board of Directors.

TAX CONSEQUENCES. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of accepting or rejecting the new options under this offer to exchange.

REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. As a result of that registration statement and a reoffering prospectus that we have filed with respect to resales by our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.    INFORMATION ABOUT CENTENNIAL COMMUNICATIONS CORP.

We are a leading regional telecommunications service provider servicing markets with a population of approximately 19.3 million people in the Caribbean and the United States. In the Caribbean, we are a fully integrated communications services provider offering both wireless and broadband services to business and residential customers. In the United States, we are a regional wireless service provider in small city and rural areas.

We were organized in 1988 and are incorporated in the State of Delaware. Our principal corporate offices are located in Wall, New Jersey. We completed our initial public offering in 1991 and our common stock is listed on Nasdaq under the symbol "CYCL".

The financial information included in our annual report on Form 10-K for the fiscal year ended May 31, 2002 and the financial information included in our quarterly report on Form 10-Q for the quarter ended August 31, 2002 is incorporated herein by reference. See "Additional Information" below for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

A list of our directors and executive officers, their current positions and their holdings of eligible options is attached to this Offer to Exchange as Schedule A. As of November 18, 2002, our executive officers and directors (14 persons) as a group held options outstanding under our option plans to purchase a total of 4,306,993 shares of our common stock. A total of 1,438,000 of those options are eligible for exchange under this offer.

Schedule A also sets forth certain transactions in Centennial securities by such directors and executive officers within the sixty days prior to the date hereof.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible options that we acquire in connection with this offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plan and for issuance upon exercise of the new options without further stockholder action, except as required by applicable law, Nasdaq rules or the rules of any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We do not believe that we will record any compensation expense as a result of this offer because:

      (a) we have not granted any stock options to any eligible tendering option holder within the period beginning six months prior to commencement of the exchange offer period;

      (b) we do not expect to grant any stock options to any tendering option holder until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

      (c) the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any other approval or action should be required, we presently intend to use our reasonable best efforts to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under this offer to accept exchanged eligible options and to issue new options is subject to the conditions described in Section 6.

13.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the likely material tax consequences of the exchange of options under this offer. It does not address all tax consequences associated with your ownership of any of our options in general. Furthermore, it does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the potential tax consequences you may want to consider in making your decision. Please note that tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. It is strongly recommended that you consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer. This summary is provided for your use without liability or responsibility on the part of Centennial.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under our offer. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of our offer, all of which may change, possibly on a retroactive basis. Please note that this section does not address any state or local tax consequences. Tax consequences for residents of Puerto Rico are comparable to the U.S. Federal income tax consequences. IF YOU ARE AN OPTIONEE BASED OUTSIDE OF THE UNITED STATES OR PUERTO RICO, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX AND OTHER ADVISORS TO DETERMINE THE TAX AND OTHER CONSEQUENCES OF THIS TRANSACTION UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK.

We do not believe that you should be required to recognize income for federal income tax purposes as a result of your participation in this offer.

It is our intention to grant incentive stock options to all participants in this offer to the extent that such participants have agreed to cancel incentive stock options and to the extent that such a grant is permitted by the Code. It is possible, however, that a portion of the new options granted to participants who cancelled incentive stock options will be required by the Code to be classified as nonqualified stock options. The extent to which any such participant will not receive new options which are classified for federal income tax purposes as incentive stock options will not be known until the date on which the new options are granted, as this determination is affected by the exercise price which will not be known until that date.

INCENTIVE STOCK OPTIONS. Incentive stock options granted under the Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options." An employee who receives an incentive stock option does not recognize any taxable income upon the grant of such incentive stock option. Similarly, the exercise of an incentive stock option generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by us or one of our subsidiaries from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an incentive stock option after the requisite periods referred to in clause (ii) above, the incentive stock option will be treated as a nonqualified stock option and will be subject to the rules set forth below under the caption "Nonqualified Stock Options." Further, if after exercising an incentive stock option, an employee disposes of the common stock so acquired more than two years from the date of grant (which, in the case of a new option, is the date on which the new option will be granted and not the Grant Date of the option which it replaced) and more than one year from the date of transfer of the common stock pursuant to the exercise of such incentive stock option (the "applicable holding period"), the employee will generally recognize long term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period--thereby making a "disqualifying disposition"--the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

The alternative minimum tax is an alternative method of calculating the income tax you must pay each year in order to assure that a minimum amount of tax is paid for the year. The alternative minimum tax will be payable only to the extent that it exceeds your regular Federal income tax for the year (computed without regard to certain credits and special taxes). Your alternative minimum taxable income is based upon your regular taxable income for the year, adjusted to (i) include certain additional items of income and tax preference and (ii) disallow or limit certain deductions otherwise allowable for regular tax purposes. The spread on an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid for those shares) will be included in your alternative minimum taxable income at the time of exercise, whether or not the shares are subsequently made the subject of a disqualifying disposition. If alternative minimum taxes are paid for one or more taxable years, a portion of those taxes (subject to certain adjustments and reductions) will be applied as a partial credit against your regular tax liability (but not alternative minimum tax liability) for subsequent taxable years. Upon the sale or other disposition of the purchased shares, whether in the year of exercise or in any subsequent taxable year, your basis for computing the gain for purposes of alternative minimum taxable income (but not regular taxable income) will include the amount of the option spread previously included in your alternative minimum taxable income.

NONQUALIFIED STOCK OPTIONS. Non-qualified stock options granted under the Plan are options that do not qualify as incentive stock options. A Plan participant who receives a nonqualified stock option will not recognize any taxable income upon the grant of such nonqualified stock option. The participant generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price. The ordinary income recognized with respect to the exercise of a nonqualified stock option will be subject to both wage withholding and other employment taxes.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER, EXERCISING YOUR OPTIONS AND/OR THE SALE OF ANY STOCK UNDERLYING YOUR OPTIONS.

14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We may, at any time and from time to time, extend the period of time during which this offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

Prior to the expiration date, we may postpone accepting and canceling any eligible option if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling options, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must return the surrendered options promptly after we terminate or withdraw this offer.

As long as we comply with any applicable laws, we may amend this offer in any way, including decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in this offer.

We may amend this offer at any time by publicly announcing the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to this offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change (for example, by issuing a press release).

If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

            o we increase or decrease what we will give you in exchange for your options; or

            o we increase or decrease the number of options eligible to be exchanged in this offer.

If this offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend this offer for a period of ten business days after the date the notice is published.

15.   FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this Offer to Exchange.

16.   ADDITIONAL INFORMATION.

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a) our annual report on Form 10-K for our fiscal year ended May 31, 2002, filed with the SEC on August 29, 2002, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on August 30, 2002; and

(b) our quarterly report on Form 10-Q for the quarterly period ended August 31, 2002, filed with the SEC on October 15, 2002.

The SEC file number for these filings is 0-19603. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.      500 West Madison Street     New York Regional Office
Room 1024                   Suite 1400                  The Woolworth Building
Washington, D.C. 20549      Chicago, Illinois 6066      233 Broadway
                                                        New York, New York 10279

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

These SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov and on our website at www.centennialwireless.com.

Our common stock is quoted on Nasdaq under the symbol "CYCL" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                         CENTENNIAL COMMUNICATIONS CORP.
                            Attn: Investor Relations
                                 3349 Route 138
                             Wall, New Jersey 07719

or by telephoning us at (732) 556-2220 on weekdays between the hours of 9:00 a.m. and 5:00 p.m., New York City Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Centennial should be read together with the information contained in the documents to which we have referred you.

17. CERTAIN RISKS OF PARTICIPATING IN THE OFFER; FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

Participation in the offer involves a number of potential risks, including, without limitation, those described below. This list and the risk factors set forth below and set forth in our filings with the SEC from time to time, highlight the material risks of participating in the offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.

      - If Centennial's stock price increases after the date your eligible options are cancelled, your cancelled options could be worth more than the new options that you will be granted in exchange for them. For example, if you cancel eligible options with a $12.15 exercise price, and our common stock appreciates to $15 when the grants of new options are made, your new options will have higher exercise prices than the cancelled options. In addition, there can be no guarantee that your new options will increase in value over time.

      - If you elect to exchange eligible options, you will have fewer shares under the new options than you had under the cancelled options. Under the terms of the offer, each new option will be exercisable for one half of the number of shares of our common stock covered by the related eligible option that you have cancelled. Thus, if you cancel options covering 1,000 shares of common stock, you will only receive new options covering 500 shares of common stock.

      - If your employment terminates for any reason (including, without limitation, death, termination with cause, termination without cause, resignation, reduction in work force or otherwise) after the Expiration Date but prior to the Grant Date, you will not be granted any new options nor will you be entitled to any consideration for your cancelled options. Once your eligible options are cancelled, they will have been eliminated completely.

Our SEC reports referred to above include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ significantly from our expectations, plans or projections. Forward-looking statements can be identified by the use of words "believe", "expect", "estimate", "anticipate", "project", "intend", "may", "will", and similar expressions, or by discussion of competitive strengths or strategy that involve risks and uncertainties. We warn you that these forward-looking statements are only predictions and estimates, which are inherently subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us include, but are not limited to:

            -     our substantial debt obligations;

            - the availability and cost of additional capital to fund our operations, including the need to refinance and/or amend existing indebtedness;

            - restrictive covenants and consequences of default contained in our financing arrangements, which limit how we conduct business;

            - the competitive nature of the telecommunications industry in the areas in which we operate, including, without limitation, the effect of existing and new competitors, including competitors that may have greater resources than we do, competitors that may offer less expensive products than we do and competitors that may offer more technologically advanced products than we do;

            - market prices for wireless services may continue to decline in the future;

            - general economic, business, political and social conditions in the areas in which we operate, including the less developed Caribbean region;

            - continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause a reduction in roaming revenues, increased subscriber cancellations, a continued reduction of prices charged and lower average revenue per subscriber;

            - our dependence on roaming agreements for a material portion of our U.S. wireless revenues and the continued price declines in roaming rates and potential reduction of roaming minutes of use;

            -     the ability to attract and retain qualified personnel;

            - that our coverage areas are not as extensive as those of other wireless operators which may limit our ability to attract and retain customers;

            - the effects of consolidation in the wireless communications industry;

            - the effects of governmental regulation of the telecommunications industry;

            - the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures in the future to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures;

            -     declining rates for international long distance traffic;

            - opportunities for growth through acquisitions and investments and our ability to manage this growth;

            - changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes;

            -     the ability to effectively manage subscriber cancellations;

            - local operating hazards and risks in the areas in which we operate, including, without limitation, hurricanes, tornadoes, windstorms and other natural disasters;

            - our ability to manage and monitor billing and operational support systems;

            - potential litigation relating to using wireless telephones while operating an automobile and the potential reduction of wireless usage due to legislation restricting usage while driving;

            - potential litigation relating to possible health effects of radio frequency transmission;

            - the relative illiquidity and corresponding volatility of our common stock;

            - control by certain of our stockholders and anti-takeover provisions; and

            - other factors referenced in our filings with the Securities and Exchange Commission.

Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise our forward-looking statements to reflect events, developments or circumstances after the date of our public reports. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to statements made by us in connection with this offer.

If, at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

We and our Board recognize that the decision to accept our offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from Centennial is limited to this document, the accompanying cover letter and the enclosed Election Form.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO OUR OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH OUR OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ACCOMPANYING COVER LETTER AND THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

CENTENNIAL COMMUNICATIONS CORP.     November 18, 2002

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND

              EXECUTIVE OFFICERS OF CENTENNIAL COMMUNICATIONS CORP.

The directors and executive officers of Centennial Communications Corp., their positions and offices as of November 18, 2002, the number of shares of common stock covered by all eligible options that they owned as of November 18, 2002 and the percentage of all outstanding eligible options that they owned as of November 18, 2002 are set forth in the following table:

                                                                          NUMBER OF    PERCENT OF
                                                                          ELIGIBLE      ELIGIBLE
NAME                       POSITIONS WITH CENTENNIAL                       OPTIONS       OPTIONS
----                       -------------------------                       -------       -------
Thomas E. McInerney        Chairman of the Board                                 0            --
Carmen A. Culpeper         Director                                              0            --
Anthony J. de Nicola       Director                                              0            --
Lawrence H. Guffey         Director                                              0            --
James R. Matthews          Director                                              0            --
David M. Tolley            Director                                              0            --
J. Stephen Vanderwoude     Director                                              0            --

Michael J. Small           Chief Executive Officer and Director            835,000          23.3
Paget L. Alves             President and Chief Operating Officer                 0            --
Phillip H. Mayberry        President-U.S. Wireless Operations              190,000           5.3
Thomas J. Fitzpatrick      Chief Financial Officer                               0            --
Thomas E. Bucks            Senior Vice President and Controller             88,000           2.5
Thomas R. Cogar            Executive Vice President-Engineering and        100,000           2.8
                           Chief Technology Officer
Richard W. Gasink          Executive Vice President, Office of the         225,000           6.3
                           President for Caribbean Operations

The address of each director and executive officer is: c/o Centennial Communications Corp., 3349 Route 138, Wall, New Jersey 07719 and the telephone number at such address for each such director and executive officer is 732-556-2200.

To our knowledge, each director and executive officer named above intends to tender all eligible options held by such person.

In the sixty days prior to and including November 18, 2002, there were no transactions involving options to purchase our common stock or in our common stock by executive officers and directors of Centennial, other than (i) on September 24, 2002, acting pursuant to the Plan, we awarded fully vested stock grants, subject to no restrictions, to the following executive officers covering the following number of shares of our common stock and (ii) on October 3, 2002, acting pursuant to the Plan, we granted each of Carmen Culpeper and J. Stephen Vanderwoude, stock options to purchase 4,500 shares of our common stock at an exercise price of $3.065.


                                              NUMBER OF
                   NAME                       SHARES COVERED BY AWARDS
                   ----                       ------------------------
                   Michael J. Small           18,014
                   Paget L. Alves             10,984
                   Phillip H. Mayberry         7,909
                   Thomas E. Bucks             4,394
                   Thomas R. Cogar             4,394
                   Richard W. Gasink           4,394